Exhibit 16.1

John Kinross-Kennedy
Certified Public Accountants
17848 Skypark Circle
Irvine, CA  92614-6401
(949) 955-2522.   Fax (949)724-3817
jkinross@zamucen.com

February 4, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

I am the former independent registered public accounting firm for Link Resources, Inc.  (the “Company”). I have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated February 4, 2010 (the “Current Report”) and am in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ John Kinross-Kennedy
John Kinross-Kennedy